Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Second Quarter 2010 Results
- Revenue Increase of 25% from Prior Year Quarter; Operating Margin of 23% -
- Unique Visitors to Health Grades Web Properties Up 38% Over Prior Year Quarter -
- Health Grades, Inc. Agrees to be Acquired by Vestar Capital Partners -
Golden, Colo. (July 28, 2010) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the second quarter ended June 30, 2010.
Ratings and advisory revenue for the three months ended June 30, 2010 increased $3.2 million, or 25%, to $15.6 million from $12.5 million for the three months ended June 30, 2009. The revenue growth was principally driven by an increase of $2.4 million, or 50%, from the Company’s Internet Business Group compared to the three months ended June 30, 2009, and $0.8 million, or 10%, from the Company’s Professional Services business compared to the three months ended June 30, 2009.
Gross margins for the three months ended June 30, 2010 and 2009 were approximately 82% and 83%, respectively. Operating margins for the three months ended June 30, 2010 and 2009 were approximately 23% and 21%, respectively. Operating income for the three months ended June 30, 2010 was $3.6 million, a $0.9 million increase, or 34%, over the three months ended June 30, 2009.
Net income attributable to HealthGrades for the three months and six months ended June 30, 2010 was $3.2 million and $5.1 million, respectively. For the three and six months ended June 30, 2010, adjusted, non-GAAP net income attributable to HealthGrades, excluding the recovery of legal fees, was $2.2 million and $4.1 million, respectively.

For the three and six months ended June 30, 2010, diluted earnings per share was $0.10 and $0.16, respectively. For the three and six months ended June 30, 2010, adjusted, non-GAAP diluted earnings per share, excluding the recovery of legal fees, was $0.07 and $0.13, respectively.
Professional Services
For the three months ended June 30, 2010, Professional Services, formerly known as Provider Services, revenue, which principally includes sales of hospital marketing products and quality-improvement products, was $8.6 million, an increase of $0.8 million, or 10%, over the same period of 2009. This increase reflects increased revenue from both the Company’s marketing and quality-improvement products. For the six months ended June 30, 2010 and 2009, the Company retained or signed new contracts representing approximately 77% and 76%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended June 30, 2010, Internet Business Group revenue, which includes internet advertising and sponsorship, our Connecting PointTM and Patient Direct ConnectTM offerings, quality reports and subscriptions to consumers, and our quality information to employers, health plans and others, was $7.0 million, an increase of $2.4 million, or 50% over the same period of 2009. For the three months ended June 30, 2010, the Company’s internet advertising and sponsorship revenue increased to $2.8 million compared to $1.4 million for the three months ended June 30, 2009 due to the increase in unique visitors to the Company’s websites. Revenue from the Company’s Patient Direct Connect programs (formerly known as Connecting Point) increased $1.2 million to $2.7 million compared to $1.5 million for the three months ended June 30, 2009, due principally to sales from the Patient Direct Connect product which launched in late 2009.
Operating Expenses
Operating expenses increased $1.5 million to $9.2 million for the three months ended June 30, 2010 from $7.7 million for the three months ended June 30, 2009. Sales and marketing expenses increased $0.4 million, product development expenses increased $0.7 million, and general and administrative expenses increased $0.4 million for the three months ended June 30, 2010 compared to the three months ended June 30, 2009.
Sales and marketing expenses for the three months ended June 30, 2010 were $3.2 million compared to $2.8 million for the three months ended June 30, 2009. This increase is mainly due to increased sales personnel, and investments the Company has made in its advertising and sponsorship business.
Product development expenses for the three months ended June 30, 2010 were $3.0 million compared to $2.2 million for the three months ended June 30, 2009. This increase is primarily due to additional personnel and consulting costs to support product development efforts, including both the improvement of existing products and the development of new product offerings. In particular, the Company added personnel to develop technology for website products and to support new product initiatives as a result of increase in internet business demand.
General and administrative expenses for the three months ended June 30, 2010 were $3.1 million compared to $2.7 million for the three months ended June 30, 2009. This increase is principally due to additional personnel costs and software expenses.

Other Income
For the three months ended June 30, 2010, other income of $1.5 million includes a recovery of legal fees incurred for the Company’s indemnification of its Chief Executive Officer, Mr. Kerry Hicks, for phases I and II of the arbitration proceedings between Mr. Hicks and certain collection agency parties. The total amount received by the Company in May 2010 was $1.6 million; of which, $0.1 million was recorded as a reduction to general and administrative expenses, with the remainder recorded to other income.
Income Taxes
Income tax expense for the three months ended June 30, 2010 and 2009 was $1.9 million and $1.0 million, respectively. For the three months ended June 30, 2010 and 2009, the Company’s effective income tax rates were approximately 37% and 39%, respectively.
Cash Position
For the six months ended June 30, 2010, the Company generated $7.8 million in cash flow from operations. As of June 30, 2010, the Company had $24.6 million in cash and cash equivalents, a 29% increase over the balance at December 31, 2009.
Agreement of Healthgrades to be Acquired by Vestar Capital Partners
Vestar Capital Partners V, L.P. (“Vestar”) and HealthGrades today announced a definitive agreement for an affiliate of Vestar to acquire all of the outstanding shares of HealthGrades for $8.20 per share, which represents a premium of approximately 32% over HealthGrades’ 30-day average closing stock price, and a premium of approximately 29% over the closing price of HealthGrades’ common stock on July 27, 2010, the last trading day prior to today’s announcement. The aggregate purchase price for the equity of HealthGrades is approximately $294 million (which consists of approximately 35.9 million shares, inclusive of all shares of common stock outstanding, securities convertible into common stock and shares of common stock issuable pursuant to a noncompete agreement with an executive officer).
Under the terms of an agreement unanimously approved by the Board of Directors of HealthGrades, an affiliate of Vestar will commence an all-cash tender offer no later than August 10, 2010. The offer will be conditioned upon the acquisition by Vestar’s affiliate of at least a majority of HealthGrades’ shares on a fully-diluted basis pursuant to the tender offer and purchases pursuant to tender and support agreements, and other customary closing conditions including regulatory approval. Executive officers of HealthGrades beneficially owning approximately 21% of HealthGrades’ fully diluted shares have entered into agreements to support the transaction and to tender or otherwise sell shares to Vestar’s affiliate. Following completion of the tender offer, the affiliate of Vestar will acquire all of the remaining publicly-held shares of HealthGrades at $8.20 per share through a second-step merger.
Asset Purchase of HealthWorldWeb
Effective Monday, July 12, 2010, the Company completed the acquisition of certain assets of HealthWorldWeb, an internet-based social decision platform related to the medical and healthcare industry. The purchase consisted principally of a technology platform including community tools, content syndication, semantic search and a proprietary recommendation engine. The consideration paid for the assets consists of an upfront cash payment of $750,000 and contingent consideration with an aggregate potential payout of $1.5 million. Contingent consideration is payable up to $50,000 for 2010, $650,000 for 2011 and $800,000 for 2012 based upon certain levels of page views targets.

2010 Results and Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “We are pleased with our second quarter results. We are seeing significant contributions from both our Professional Services and Internet Business Groups.”
Mr. Hicks continued, “We are pleased to announce an agreement of HealthGrades to be acquired by Vestar Capital Partners. We believe the acquisition price of $8.20 per share, which represents a premium of approximately 32% over our 30-day average closing stock price, represents a strong return for our stockholders and is a great confirmation of all of the efforts of our management team and all of our employees.”
The Company is affirming its full year guidance for ratings and advisory revenue growth of 20% over 2009 with an operating margin of between 19% to 22%.
Conference Call
HealthGrades will hold a conference call, which will also be broadcast live over the internet, to discuss second quarter financial results today, at 4:15 p.m. Eastern Time/2:15 p.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the internet broadcast. If you would like to participate, please call (800) 299-7098 at least ten minutes prior to the start time of 4:15 pm ET/2:15 pm MT today and reference the following — Confirmation number: 10819104, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 25792258 until August 28, 2010.
About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD — News) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to comScore. More information on HealthGrades, the internet’s leading destination for patients choosing providers, can be found at www.healthgrades.com.

Additional Information and Where to Find It
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of HealthGrades’ common stock described in this announcement has not commenced. At the time the offer is commenced, an affiliate of Vestar (“Merger Sub”) will file a Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal, and other offer documents) with the U.S. Securities and Exchange Commission (“SEC”), and HealthGrades will file a Schedule 14D-9 Solicitation/Recommendation Statement, with respect to the offer. Holders of shares of HealthGrades are urged to read the relevant tender offer documents when they become available because they will contain important information that holders of HealthGrades securities should consider before making any decision regarding tendering their securities. Those materials and all other documents filed by Vestar or Merger Sub with the SEC will be available at no charge on the SEC’s web site at www.sec.gov. The Schedule TO Tender Offer Statement, Schedule 14D-9 Solicitation/Recommendation Statement and related materials may be obtained for free by directing such requests to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll-Free Telephone: (888) 750-5834.
In addition, HealthGrades files annual and special reports and other information with the SEC. You may read and copy any reports or other information filed by HealthGrades at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. HealthGrades’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.
Safe Harbor Statement
This press release contains forward-looking statements, including without limitation statements relating to the anticipated acquisition of the Company by an affiliate of Vestar, the Company’s expected revenue and operating margin in 2010, revenue growth in Professional Services, growth drivers, rate of growth, product development, management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, uncertainties as to how many of the Company’s stockholders will tender their shares pursuant to the tender offer, the risk that competing offers will be made, and the possibility that various closing conditions to the tender offer or the subsequent merger may not be satisfied or waived, the risk that stockholder litigation in connection with the tender offer and subsequent merger may result in significant costs of defense, indemnification and liability, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising and sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in contract retention rates or delays in sales cycles, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business, the Company’s inability to obtain reliable data for its healthcare information, competition and other factors described in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K as updated in subsequent SEC Reports. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue:
Ratings and advisory revenue	$15,632,697	$12,476,011	$30,498,032	$24,859,894
Other	650	6,012	22,799	11,025

Total revenue	15,633,347	12,482,023	30,520,831	24,870,919

Expenses:
Cost of ratings and advisory revenue	2,880,082	2,137,808	5,415,155	4,333,596

Gross margin	12,753,265	10,344,215	25,105,676	20,537,323

Operating expenses:
Sales and marketing	3,171,659	2,759,313	6,603,435	5,768,200
Product development	2,960,992	2,245,227	5,886,373	4,396,633
General and administrative	3,069,775	2,687,349	6,094,569	5,195,613

Income from operations	3,550,839	2,652,326	6,521,299	5,176,877

Other:
Other income	1,504,551	—	1,527,551	—
Interest income	703	6,598	912	13,677
Interest expense	(3)	(545)	(15)	(612)
Equity earnings of investment	30,000	34,000	64,000	34,000

Income before income taxes	5,086,090	2,692,379	8,113,747	5,223,942
Income taxes	1,903,904	1,044,889	3,021,980	1,990,938

Net income	3,182,186	1,647,490	5,091,767	3,233,004
Net loss attributable to noncontrolling interest	—	83,959	—	134,667

Net income attributable to Health Grades, Inc.	$3,182,186	$1,731,449	$5,091,767	$3,367,671

Net income per common share (basic)	$0.11	$0.06	$0.18	$0.12

Weighted average number of common shares used in computation (basic)	28,138,470	27,620,616	28,105,096	27,425,797

Net income per common share (diluted)	$0.10	$0.06	$0.16	$0.11

Weighted average number of common shares used in computation (diluted)	31,754,773	31,075,566	31,692,304	30,878,668

HEALTH GRADES, INC.
Condensed Balance Sheets

	JUNE 30,	DECEMBER 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$24,633,995	$19,160,529
Accounts receivable, net	7,652,250	11,389,295
Prepaid income taxes	—	93,451
Deferred income taxes	—	68,416
Prepaid expenses and other current assets	2,186,672	1,923,000

Total current assets	34,472,917	32,634,691

Property and equipment, net	3,841,646	3,214,974
Intangible assets, net	417,503	481,102
Goodwill	10,015,770	10,015,770
Deferred income taxes	790,369	531,401

Total assets	$49,538,205	$46,877,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$367,529	$208,437
Accrued payroll, incentive compensation and related expenses	3,775,116	4,199,848
Accrued expenses	1,219,598	2,143,317
Current portion of capital lease obligations	—	984
Current portion of deferred rent	168,589	254,797
Deferred income	17,064,812	20,249,062
Income taxes payable	401,202	—
Deferred income taxes	404,293	—

Total current liabilities	23,401,139	27,056,445

Long-term portion of deferred rent	167,221	36,427

Total liabilities	23,568,360	27,092,872

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 54,706,459 and 54,137,333 shares issued as of June 30, 2010 and December 31, 2009, respectively	54,706	54,137
Additional paid-in capital	101,556,761	100,415,961
Accumulated deficit	(41,831,709)	(46,923,476)
Treasury stock, 24,623,186 and 24,418,730 shares as of June 30, 2010 and December 31, 2009, respectively	(33,809,913)	(33,761,556)

Total stockholders’ equity	25,969,845	19,785,066

Total liabilities and stockholders’ equity	$49,538,205	$46,877,938

Use of Non-GAAP Measures
The Company prepares and reports its financial measures using U.S. generally accepted accounting principles (“GAAP”). The presentation of net income attributable to HealthGrades and diluted earnings per share excluding recovery of legal fees are non-GAAP measures. The Company’s management believes that net income attributable to HealthGrades and diluted earnings per share excluding recovery of legal fees are important indicators of the continuing operations of the Company’s business and provide management and investors better comparability between reporting periods because of the nonrecurring nature of the legal fee recovery. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
The following table reflects the reconciliation of GAAP net income attributable to HealthGrades and earnings per share to the non-GAAP financial measures of adjusted net income attributable to HealthGrades and adjusted earnings per share.
Reconciliation of GAAP Net Income Attributable to HealthGrades to Adjusted Net Income Attributable to HealthGrades

	Three Months Ended June 30,		Six Months Ended June 30
	2010	2009	2010	2009
GAAP Net Income Attributable to HealthGrades	$3,182,186	$1,731,449	$5,091,767	$3,367,671
Subtract:
Legal fee recovery, net of tax effect of $597,823	(1,007,072)	—	(1,007,072)	—
Adjusted Net Income Attributable to HealthGrades	$2,175,114	$1,731,449	$4,084,695	$3,367,671
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30
	2010	2009	2010	2009
GAAP Diluted Earnings Per share	$0.10	$0.06	$0.16	$0.11
Subtract:
Legal fee recovery	(0.03)	—	(0.03)	—
Adjusted Diluted Earnings Per Share	$0.07	$0.06	$0.13	$0.11